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                                                                    Exhibit 3.77


                            ARTICLES OF INCORPORATION

                                       OF

                                  TOLL YL, INC.



         ONE: The name of this corporation is TOLL YL, INC.

         TWO: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California the California Corporations Code, this corporation's business shall be restricted solely to acting as the general partner of Shell-Toll YL, L.P., a California limited partnership and this corporation shall have no other authorized business. Any amendment of these Articles to permit the corporation to engage in other business shall require the affirmative vote and written consent of all holders of the outstanding Class A Voting Common Shares and the affirmative vote and written consent of all holders of the outstanding Class B Non-Voting Common Shares.

         THREE: The name and address in this state of the corporation's initial agent for service of process is James W. Boyd, Toll Brothers, Inc., 2100 Orangewood Avenue, Ste. 180, Orange, CA 92668.

         FOUR: This corporation is authorized to issue only two (2) classes of shares, which shall be designated, respectively, "Class A Voting Common" and "Class B Non-Voting Common." The number of shares authorized as Class A Voting Shares is One Thousand (1,000) and the number of shares authorized as Class B Non-Voting Shares is One Thousand (1,000).

         FIVE: Pursuant to Section 204(a)(9) of the California Corporation Code, the affirmative vote and written consent of all holders of the outstanding Class A Voting Common Shares and the affirmative vote and written consent of all holders of the outstanding Class B Non-Voting Common Shares shall be required in order for the corporation to file a voluntary petition in bankruptcy under either federal or state law for itself or for Shell-Toll YL, L.P.

         SIX: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.



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         SEVEN: The corporation is authorized to provide indemnification of agents (as defined in section 317 of the Corporation Code, or any successor statute thereto) for breach of duty to the corporation and its stockholders through bylaw provisions, through agreements with the agents, by vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification expressly permitted by section 317 of the Corporation Code, or any successor statute thereto, subject to the limits on such excess indemnification set forth in section 204 of the Corporations Code, or any successor statute thereto.

         IN WITNESS WHEREOF, the undersigned has executed these articles this 24th day of April, 1997.



                                            Warren S. Inouye
                                            -----------------------------------
                                            Warren S. Inouye, Sole Incorporator


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